SECOND AMENDMENT
                             TO EMPLOYMENT AGREEMENT
                                     BETWEEN

                              WILLIAM L. WESTERMAN
                                       AND
                        RIVIERA HOLDINGS CORPORATION AND
                          RIVIERA OPERATING CORPORATION


         This SECOND AMENDMENT dated as of July 15, 2003, to the Employment Agreement by and among RIVIERA HOLDINGS CORPORATION ("RHC"), and its wholly-owned subsidiary, RIVIERA OPERATING CORPORATION ("ROC") (collectively the "COMPANY"), and WILLIAM L. WESTERMAN ("EXECUTIVE").

         WHEREAS, the Parties entered into an Employment Agreement dated as of November 21, 1996 (the "Agreement"), and said Agreement is currently in effect;

         WHEREAS, on December 6, 2000, the Parties amended the Agreement by way of a First Amendment to Employment Agreement ("First Amendment");

         WHEREAS, at the request of the RHC Compensation Committee at its March 3, 2003 meeting, in order to reduce the Company's liability to Executive, it was decided that commencing April 1, 2003, and continuing the first day of each quarter thereafter, Executive is to be paid the following in cash:
o the quarterly interest credited to his Retirement Account one (1) quarter in arrears; and
o        a distribution of $250,000 from the principal balance of his Retirement
         Account;

         WHEREAS, in addition to his $600,000 Base Salary and in accordance with the First Amendment, Executive has received a net incentive bonus of $400,000 in each of the preceding two (2) years based upon targets previously established;

         WHEREAS, the Company desires that its compensation arrangement with Executive more accurately reflect the expectation of the parties; and

         WHEREAS, this Second Amendment to Employment Agreement ("Second Amendment"), has been approved by the COMPANY's Board of Directors and the Compensation Committee.

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. The following shall replace Paragraph 4 of the Agreement in its entirety:

                  4(a) Executive shall receive a salary at the rate of $600,000 per annum, payable bi-weekly in arrears ("Base Salary") through December 31, 2002. Effective January 1, 2003, and for the remainder of the Term, Executive shall receive a salary at the rate of $1,000,000 per annum, bi-weekly in arrears ("Total Salary").

                  4(b) For a period of twenty-four (24) months following the termination of this Agreement for any reason except cause ("Termination Date") ("Non-Competition Term"), Executive hereby covenants and agrees that Executive shall not, directly or indirectly (as a director, officer, partner, member, manager, employee or agent of any other person), engage in any business activity which is in competition with the Company within a radius of seventy-five miles from the location of any hotel and/or casino business then currently operated by Company ("Non-Competition Covenant"). As consideration for the Non-Competition Covenant, Executive shall be entitled to receive, and the Company shall pay, a total fee of Five Hundred Thousand Dollars ($500,000.00) ("Non-Competition Fee"), in accordance with the next sentence. The Non-Competition Fee shall be paid in two (2) equal annual installments of Two Hundred Fifty Thousand Dollars ($250,000.00). The first installment shall be paid within five (5) business days of the Termination Date and the second installment shall be paid on the first anniversary of the Termination Date. The Company hereby agrees that, irrespective of the duration of the Non-Competition Covenant, the Company's obligation to pay the Non-Competition Fee shall survive the Executive's death and shall thereafter be paid to Executive's estate (or designated beneficiary) until the entire Non-Competition Fee has been paid in full
                         . Executive shall be entitled to the entire
                           Non-Competition Fee as delineated above
                           notwithstanding whether Executive might be engaged as a consultant for the Company and/or remains a Substantial Stockholder of the Company, as defined in the Company's Articles of Incorporation, subsequent to the Termination Date.

2. Paragraph 5 of the Agreement shall be changed as follows:

(i) The first sentence of Paragraph 5 shall be changed to read as follows:

                           Through December 31, 2002, Executive shall be entitled to participate in the Company's Senior Management Compensation Plan or such other Executive bonus plan as shall be established by the Company's Board of Directors (collectively the "Plan").

(ii) The following sentence shall be added to the end of Paragraph 5:

                           Effective January 1, 2003, Executive shall not be eligible to participate in the Plan.

3. Except as amended by this Second Amendment, the terms and conditions of the Agreement and First Amendment to Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have duly executed this AGREEMENT as of the day and year first written above.



RIVIERA HOLDINGS CORPORATION                RIVIERA OPERATING CORPORATION



By:_____________________________            By:_____________________________
     DUANE KROHN, Treasurer                       DUANE KROHN, Treasurer




EXECUTIVE


-------------------------------
WILLIAM L. WESTERMAN